Exhibit 99.2

TeleTech Announces Increased Authorization of $25 Million for Share Repurchases

ENGLEWOOD, Colo., Feb. 28, 2012 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of technology-enabled customer engagement and experience solutions, today announced that its Board of Directors has approved an additional authorization of $25 million for share repurchases.

During 2011, TeleTech’s strong cash flow from operations and positive net cash position enabled the repurchase of 3.4 million shares of common stock for a total cost of approximately $64 million.

“The Board’s support of our ongoing share repurchase program demonstrates its continued confidence in the company’s future growth strategy,” said Kenneth Tuchman, TeleTech chairman and chief executive officer.  “TeleTech’s solid cash flow from operations continues to provide the capital necessary to invest in strategies that return value to shareholders, including share repurchases and strategic acquisitions.”

As of December 31, 2011, under the previous authorization approved by the Board, total funding available for share repurchases was approximately $32 million. With today’s announcement of an increased $25 million to the authorization, there was approximately $57 million authorized for future share repurchases as of December 31, 2011.

The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, current stock price and other factors.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s most successful companies design, build, implement and manage superior customer experiences across the customer lifecycle in order to drive shareholder value.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, our more than 42,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of customer innovation, revenue generation, technology innovation, enterprise innovation, learning innovation and strategic management consulting. For additional information, please visit www.teletech.com.

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Investor Contact	Media Contact
Karen Breen	Jeanna Blatt
303.397.8592	303.397.8507